Exhibit 99

Keithley Instruments Reports Results for Fiscal 2009 First Quarter

CLEVELAND--(BUSINESS WIRE)--February 4, 2009--Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced results for its fiscal 2009 first quarter ended December 31, 2008.

First Quarter Fiscal 2009 Results

Net sales of $31.1 million for the first quarter of fiscal 2009 decreased $7.4 million, or 19 percent, from net sales of $38.4 million in last year’s first quarter. Sales outside of the Americas represented approximately 75 percent of total sales for the first quarter of fiscal 2009. Two percentage points of the sales decrease as compared to the prior year was the result of a stronger U.S. dollar. Sales decreased six percent compared to the fourth quarter of fiscal 2008, approximately half of which was the result of a stronger U.S. dollar.

For the first quarter of fiscal 2009, the Company reported a net loss of $2.4 million, or $0.15 per share, excluding a non-cash special charge. This compared to net income of $0.9 million, or $0.05 per share, for the first quarter of fiscal 2008. Including the special charge, the reported net loss for the first quarter of fiscal 2009 was $32.4 million, or $2.07 per share. The special charge is for a non-cash discrete tax adjustment of $30.0 million, or $1.92 per share, to reserve for the Company’s U.S. deferred tax assets. The loss before taxes was $2.1 million for the first quarter of fiscal 2009 versus income before taxes of $1.0 million in the prior year’s first quarter. The decrease in earnings before taxes was primarily the result of lower sales volume and lower gross margins. Selling, general and administrative costs in the first quarter of fiscal 2009 decreased $2.0 million from the first quarter of last year, primarily the result of the cost reductions that were previously announced as well as the impact of variable compensation awards.

The Company recorded tax expense of $30.2 million during the first quarter of fiscal 2009, which included the previously mentioned discrete tax adjustment of $30.0 million. Additionally, the Company was unable to record a tax benefit on the current quarter’s U.S. loss, and recorded income in certain foreign operations which resulted in tax expense for the quarter. This compares to tax expense of $0.1 million during the first quarter of fiscal 2008.

Orders of $27.7 million for the first quarter of fiscal 2009 decreased 32 percent from last year’s first quarter orders of $40.6 million. Geographically, orders decreased 28 percent in the Americas, 41 percent in Asia, and 24 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers decreased approximately 35 percent, orders from wireless communications customers decreased approximately 80 percent, and orders from both precision electronic component/subassembly manufacturers and from research and education customers each decreased approximately 15 percent compared to the prior year’s first quarter. For the first quarter, semiconductor customer orders comprised approximately 25 percent of the total, wireless communications customer orders were approximately five percent, precision electronic component/subassembly manufacturers orders were approximately 25 percent, and research and education customer orders made up about 35 percent. Orders decreased 21 percent compared to the fourth quarter of fiscal 2008. Order backlog decreased $3.4 million during the quarter to $15.0 million at December 31, 2008.

“Global economic and industry conditions continued to deteriorate during the latter part of calendar 2008. We saw our order levels continue to decline this past quarter and, accordingly, we announced several costs reduction actions to improve our financial performance,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “Our focus is on managing our liquidity.”

Recent Developments and New Product Update

During November, the Company announced ACS Basic Edition, characterization and curve tracer software for component test applications. This software product is the latest addition to Keithley’s powerful Automated Characterization Suite (ACS) family, which provides an integrated solution for test management and analysis with Keithley’s SourceMeter® Instrument family that performs comprehensive device parameter analysis as well as basic curve tracing at a low cost of ownership. While initial ACS systems were designed for larger semiconductor lab applications, ACS Basic Edition systems provide an economical bench-top solution for component test applications.

The Company’s KTEI (Keithley Test Environment Interactive) V7.1 software for the Model 4200-SCS (Semiconductor Characterization System) was recently named one of EDN magazine’s Hot 100 Electronic Products of 2008. KTEI V7.1 software broadens the capabilities of the Model 4200, enabling characterization of high-power semiconductor devices.

Balance Sheet and Cash Flow

The Company used $3.6 million in cash from operations during the quarter. Cash and investments in Auction Rate Securities decreased by $5.4 million to $29.2 million at December 31, 2008. Total debt was $0.6 million at December 31, 2008. Inventory of $18.0 million decreased $1.8 million from September 30, 2008. Turns were 2.7 at December 31, 2008, versus 4.2 a year ago and 2.7 at September 30, 2008. Trade receivables were $14.4 million, down $1.9 million from September 30, 2008. Days sales outstanding were 47 at December 31, 2008, versus 49 a year ago, and 47 at September 30, 2008.

Legal Proceeding Update

On January 20, 2009, the United States District Court for the Northern District of Ohio issued an order granting the Company’s and the other defendants’ motion to dismiss in its entirety the Second Amended Complaint in the previously disclosed shareholder derivative litigation. The plaintiffs have thirty days from the date of the order to appeal the dismissal.

Stock Buyback Program

During the first quarter of fiscal 2009, the Company repurchased 155,000 shares for $0.7 million at an average cost of $4.80 per share under the terms of the Company’s previously announced stock repurchase program (the “Program”). From the Program’s inception through December 31, 2008, the Company has repurchased 942,600 shares for $8.5 million at an average cost of $8.97 per share, of the 2,000,000 Common Shares that may be purchased through February 2009.

Operations Outlook

“Our customers’ spending has dramatically decreased as a result of current macroeconomic conditions, and we are particularly uncertain about their future capital spending. We remain focused on executing against our business plan and on aligning our cost structure with the current economic reality,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the second quarter of fiscal 2009, which will end March 31, 2009, to range between $22 and $29 million. The Company expects a loss for the second quarter. For the remainder of fiscal year 2009, the Company expects to record tax expense as a result of taxes generated in foreign jurisdictions.

During the second quarter of fiscal 2009, the Company expects to incur approximately $1.3 million for the costs associated with the previously announced reduction in its worldwide workforce that was implemented during January, 2009, slightly less than previously announced. The actions taken were the result of the order decline realized during the latter part of fiscal 2008 and into fiscal 2009. The cost reduction actions that the Company has taken, including pay and benefit reductions, workforce reductions, and discretionary cost reductions, are expected to result in a cost savings during fiscal 2009 of approximately 20 percent of the Company’s operating costs incurred during fiscal 2008.

Forward-Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, spending, and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of declining sales; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to maintain planned cost savings initiatives without adversely affecting the Company’s strategic initiatives; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions to protect worldwide trade; compliance with the listing standards of the New York Stock Exchange; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, February 4, 2009, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS
	ENDED DECEMBER 31,
	2008		2007

NET SALES	$31,070	100.0%	$38,438	100.0%
Cost of goods sold	13,295	42.8	15,734	40.9

Gross profit	17,775	57.2	22,704	59.1

Selling, general and administrative expenses	14,015	45.1	16,061	41.8
Product development expenses	6,053	19.5	6,163	16.0
Adjustments to severance and related charges	(3)	(0.0)	-	-

Operating (loss) income	(2,290)	(7.4)	480	1.3

Investment income	175	0.6	528	1.4
Interest expense	(20)	(0.1)	(20)	(0.1)

(Loss) income before income taxes	(2,135)	(6.9)	988	2.6

Income tax expense	30,224	97.2	99	0.3

NET (LOSS) INCOME	$(32,359)	(104.1)%	$889	2.3%

Basic (loss) earnings per share	$(2.07)		$0.06
Diluted (loss) earnings per share	$(2.07)		$0.05

Cash dividends per Common Share	$.0375		$.0375
Cash dividends per Class B Common Share	$.0300		$.0300

Weighted average number of shares outstanding – Diluted (000)	15,607		16,221

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	December 31, 2008	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$29,160	$22,073
Short-term investments	--	5,700
Accounts receivable and other, net of allowances	14,755	17,265
Inventory	18,045	19,823
Other current assets	3,242	7,562

Total current assets	65,202	72,423

Property, plant and equipment, net	13,321	13,152
Other assets	20,757	52,403

Total assets	$99,280	$137,978

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$559	$23
Accounts payable	5,240	7,325
Other current liabilities	11,457	14,389

Total current liabilities	17,256	21,737

Long-term debt	--	--
Other long-term liabilities	12,478	12,939

Shareholders' equity	69,546	103,302

Total liabilities and shareholders' equity	$99,280	$137,978

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer